Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

SCP POOL CORPORATION ANNOUNCES 3-FOR-2 STOCK SPLIT,
EXPANDS STOCK REPURCHASE PROGRAM AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

_________________

COVINGTON, LA (August 6, 2004) SCP Pool Corporation (Nasdaq/NM:POOL) announced today that its Board of Directors has declared a 3-for-2 stock split to be effected in the form of a 50% stock dividend. The additional shares will be distributed on September 10, 2004 to shareholders of record at the close of business on August 23, 2004. As of July 31, 2004 SCP Pool Corporation had approximately 35,240,147 shares outstanding.

The Board approved an increase in the amount authorized for the purchase of the Company’s common stock in the open market to $50.0 million from $17.6 million, which remained available under the previous authorization.

Today the Board also declared its regular quarterly dividend of $0.10 per share. The dividend will be payable on September 7, 2004 to holders of record on August 23, 2004.

Mr.     Wilson B. Sexton, Chairman of the Board, commented, “We are pleased to announce our sixth 3-for-2 stock split since going public in 1995. The Board remains confident in the growth potential of the swimming pool industry and POOL’s unique opportunity to add value in the industry”.

Based on industry knowledge, SCP Pool Corporation believes it is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s most recent Form 10-Q filed with the Securities and Exchange Commission.